OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cash America International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

1600 West 7th Street
Fort Worth, Texas 76102
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2006
      To Our Shareholders:
      You are cordially invited to attend the Annual Meeting of Shareholders of Cash America International, Inc. (the “Company”). Our meeting will be held at the Fort Worth Club, 12th Floor, Trinity Room, Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas 76102, on Wednesday, April 26, 2006 at 9:00 a.m., Central Time. At the meeting, Shareholders are being asked to:

(1) Elect eight (8) directors to serve until the 2007 Annual Meeting or until their successors are duly elected and qualified;

(2) Consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2006; and

(3) Transact any other business properly brought before the meeting or any adjournments to the meeting.
      Only shareholders of record at the close of business on March 1, 2006 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to vote at the meeting is required for a quorum to transact business. The stock transfer books will not be closed.
      We sincerely desire your presence at the meeting. Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

J. Curtis Linscott
Secretary
Fort Worth, Texas
March 31, 2006

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
VOTING SECURITIES OUTSTANDING; QUORUM
PURPOSES OF THE ANNUAL MEETING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MATTERS RELATING TO BOARD STRUCTURE, CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
TOTAL RETURN PERFORMANCE
AUDIT COMMITTEE REPORT
SUBMISSION OF SHAREHOLDER PROPOSALS

1600 West 7th Street
Fort Worth, Texas 76102
(Principal Executive Offices)
PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
April 26, 2006
SOLICITATION OF PROXIES
       The Board of Directors of Cash America International, Inc. (the “Company”) is soliciting proxies for the 2006 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Fort Worth Club, 12th Floor, Trinity Room, Fort Worth Club Building, 306 West 7th Street, Fort Worth, Texas 76102, on Wednesday, April 26, 2006 at 9:00 a.m., Central Time, and at any recess or adjournment thereof. The Company will begin sending this proxy statement and the enclosed proxy card to its shareholders on or about April 3, 2006.
      If you submit your proxy but later decide to change or revoke the instructions you provided, you may do so at any time before the proxies are voted either by notifying the Secretary of the Company in writing at the Company’s principal executive offices that you wish to revoke your proxy, by delivering a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person. Please note that your attendance at the Annual Meeting will not of itself revoke your proxy.
      The Company will bear the expenses of this proxy solicitation, including reimbursements paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies and will pay the firm a fee of approximately $6,000 for these services. Company directors, officers, regular employees or the Company’s transfer agent may also solicit proxies by telephone or other electronic communication after the original solicitation. These persons will not receive additional compensation for these efforts, but the Company will reimburse their out-of-pocket expenses.
      A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 2005 is being mailed with this Proxy Statement to all shareholders entitled to vote, but it is not part of the proxy solicitation material.

VOTING SECURITIES OUTSTANDING; QUORUM
      The record date for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting was March 1, 2006 (the “Record Date”). At the close of business on the Record Date, 29,509,975 shares of common stock, par value $.10 per share, were issued and outstanding, each of which is entitled to one vote on all matters properly brought before the meeting. There are no cumulative voting rights.
      The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the shares of common stock present, or represented by proxy, and entitled to vote at the Annual Meeting is necessary to elect directors and to ratify the appointment of the independent registered public accounting firm.
      Shares will be counted as cast for a proposal if the returned proxies representing such shares are voted for the proposal or do not contain instructions either to vote against a proposal or to abstain from voting. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or if the proxy representing such shares contains instructions to abstain from voting. Broker non-votes will not change the number of votes for or against a proposal and will not be treated as shares entitled to vote, but such shares will be counted for purposes of determining the presence of a quorum.
PURPOSES OF THE ANNUAL MEETING
      Shareholders will consider and vote on the following matters at the Annual Meeting:

(1) Election of eight (8) directors to serve until the 2007 Annual Meeting or until their successors are duly elected and qualified;

(2) Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2006; and

(3) Such other business as may properly come before the meeting or any adjournments thereof.

PROPOSAL 1
ELECTION OF DIRECTORS
      Shareholders will elect eight (8) directors at the Annual Meeting. Those elected will serve until the 2007 Annual Meeting or until their successors are elected and qualify. The Board of Directors has chosen the following eight nominees. Unless otherwise indicated in the enclosed form of Proxy, the persons named in the proxy intend to vote for the following nominees. All of the nominees except Daniel E. Berce are presently directors of the Company. Mr. Berce was recommended to the Nominating and Corporate Governance Committee by non-management directors of the Company.
      The Board of Directors recommends that you vote FOR each of the following nominees.

		Director
Name and Age	Principal Occupation During Past Five Years	Since

Jack R. Daugherty (58)	Mr. Daugherty founded the Company and has served as Chairman of the Board since its inception. He was also the Company’s Chief Executive Officer from its inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971. Other public company directorships currently held: none.	1983
Daniel E. Berce (52)	Mr. Berce has been President and Chief Executive Officer of AmeriCredit Corp. since August 2005 and has been President of AmeriCredit Corp. since April 2003. He was previously AmeriCredit’s Vice Chairman and Chief Financial Officer from November 1996 until April 2003, and, prior to November 1996, served as its Executive Vice President, Chief Financial Officer and in other positions with AmeriCredit. Before joining AmeriCredit, he was a partner with Coopers & Lybrand. Other public company directorships currently held: AmeriCredit Corp., Curative Health Services, Inc. and AZZ incorporated.	—
A. R. Dike (70)	Mr. Dike has owned and served as President of The Dike Co., Inc. (a private insurance agency) since 1998. He served as Chairman of Willis Corroon Life, Inc. of Texas from 1991 through June 1999. Other public company directorships currently held: AmeriCredit Corp.	1988
Daniel R. Feehan (55)	Mr. Feehan became Chief Executive Officer and President of the Company in February 2000. Prior to that he served as President and Chief Operating Officer beginning January 1990. Other public company directorships currently held: AZZ incorporated and RadioShack Corporation.	1984

		Director
Name and Age	Principal Occupation During Past Five Years	Since

James H. Graves (57)	Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2002. He was Chief Executive Officer of Texas Capital Investors, a subsidiary of Texas Capital Bank Holding Company, from October 2005 until February 2006. From November 2000 until January 2002, he was Managing Director-Investment Banking for UBS Warburg, and prior to that he served as Chief Operating Officer and head of Equity Capital Markets at J. C. Bradford & Co., a Nashville based securities firm (acquired by Paine Webber in 2000), where he worked for more than five years. Other public company directorships currently held: Hallmark Financial Services, Inc.	1996
B. D. Hunter (76)	Mr. Hunter served as Vice Chairman of the Board of Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses from January 2000 until February 2005 and is currently a consultant to that company. Mr. Hunter was Chairman of the Board and Chief Executive Officer of Huntco, Inc., an intermediate steel processing company until May 2000. In February 2002, Huntco, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code during a severe downturn in the steel industry. Other public company directorships currently held: None.	1984
Timothy J. McKibben (57)	Mr. McKibben has served as Chairman of the Board of Ancor Holdings, L.P., a private investment firm, since 1993, and prior to that he served as Chairman of the Board and President of Anago Incorporated, a medical products manufacturing company he co-founded in 1978. Other public company directorships currently held: none.	1996
Alfred M. Micallef (63)	Mr. Micallef has served as Chairman and President of JMK International, Inc., formerly known as M International-Nev, Inc., a holding company of rubber and plastics manufacturing businesses, for more than five years. Other public company directorships currently held: Lone Star Technologies, Inc.	1996
      Each nominee has consented to serve as a director if elected. The Board of Directors contemplates that all of the nominees will be able to accept election as a director. Should any of them become unavailable for election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy to elect another person or persons that the Board of Directors may nominate or designate. There are no family relationships among the Company’s executive officers and the nominees for director.

PROPOSAL 2
RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Board of Directors, upon the recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2006, subject to ratification by the shareholders.
      The Board is asking shareholders to ratify the selection of PricewaterhouseCoopers LLP. Although ratification is not required by the bylaws or otherwise, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an important opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the Company’s shareholders do not ratify the selection, it will be considered as a direction to the Audit Committee and the Board of Directors to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
      Representatives of PricewaterhouseCooopers LLP will be present at the Annual Meeting to answer questions. They will have the opportunity to make a statement if they desire to do so.
      The affirmative vote of a majority of the outstanding shares of common stock present at the Annual Meeting in person or by proxy is necessary to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.
      The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLC as the Company’s independent registered public accounting firm for 2006.
Audit and Non-Audit fees
      Fees paid to PricewaterhouseCoopers LLP during the last two fiscal years were as follows:

	2005	2004

Audit Fees(1):	$788,490	$942,094
Audit-Related Fees(2):	78,500	181,331
Tax Fees(3):	-0-	3,780

Total:	$866,990	$1,127,205

(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of management’s assessment of internal control over financial reporting, and statutory audits of subsidiaries required by governmental or regulatory bodies.

(2)	Audit-related fees consist of acquisition due diligence services, SAS 70 systems audits, benefit plan audits and uniform franchise offering circular review.

(3)	Tax fees include tax compliance, advice and planning services rendered for the Company’s foreign subsidiaries and for the Company’s officers pursuant to its officer compensation program.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
      The Audit Committee’s charter requires that the Audit Committee pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for the Company, subject to the requirements of applicable law.
      Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management will present a proposal to the Audit Committee describing the services in each of four categories of services (audit services, audit-related services, tax services and other services) expected to be rendered during the next year and a budget for fees related to such services.
      After the Audit Committee has approved the proposal, it must approve any fees that exceed the budgeted amount for a particular category of services or the engagement of the independent registered public accounting firm for any services not included in the proposal. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that such services are within the parameters that the Audit Committee approves. All of the Audit-Related Fees and Tax Fees for 2004 and 2005 were pre-approved.
MATTERS RELATING TO
BOARD STRUCTURE, CORPORATE GOVERNANCE AND
DIRECTOR COMPENSATION
Meetings and Committees of the Board of Directors
      The Board of Directors held five meetings during 2005. Standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. All directors attended 75% or more of the total number of meetings of the Board and of committees on which they serve.
      While it does not have a formal policy requiring them to do so, the Company encourages its directors to attend the Annual Meeting and expects that they will. All of the Company’s directors attended the Company’s 2005 Annual Meeting.
      Audit Committee. The Audit Committee’s principal responsibilities are described under “Audit Committee Report” found later in this Proxy Statement. Its members are Messrs. Graves, McKibben and Micallef. The independence and “financial expert” status of Audit Committee members are also described under “Audit Committee Report.” The Audit Committee held five meetings during 2005.
      Management Development and Compensation Committee. The Management Development and Compensation Committee’s responsibilities include (i) overseeing the Company’s incentive compensation plans and equity-based plans, (ii) developing and overseeing the Company’s succession planning and leadership development efforts and (iii) annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on that evaluation. The Committee also administers the 2004 Long-Term Incentive Plan. The full Board of Directors reviews the Committee’s decisions and recommendations relating to executive compensation. The Committee’s members are Messrs. Hunter, Dike and Micallef. The Committee held four meetings during 2005.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers and recommends to the Board qualified candidates for inclusion on the slate of nominees for the Board of Directors. It also assists in developing and recommending corporate governance principles and practices, including determining director independence and committee membership. Its members are Messrs. McKibben, Graves and Dike. The Committee held four meetings during 2005.
Director Qualification Criteria
      Candidates for director are selected for their character, judgment, business experience and acumen. Financial expertise and familiarity with national and international issues affecting the Company’s business are among the relevant criteria. The Company’s Corporate Governance Principles also require that a majority of the Board be independent in accordance with New York Stock Exchange listing standards.

Directors’ Compensation
      Nonemployee directors each receive a retainer of $5,000 per quarter. All directors, including Mr. Feehan, receive a meeting fee of $1,500 per Board meeting attended. The Audit Committee chair receives an annual retainer of $8,000, and the chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each receive annual retainers of $5,000. All committee members receive meeting fees of $1,000 for each committee meeting attended. Non-employee directors may elect to defer all or part of their cash compensation in a calendar year pursuant to the terms of the 2004 Long-Term Incentive Plan. Deferred amounts are in the form of Company common stock; the amount of common stock is based on the closing price of the common stock on the last trading day of the month in which the cash compensation is earned. The non-employee director is entitled to receive the common stock upon retirement or separation of service from the Board for any reason.
      In addition, the directors may receive awards under the Company’s 2004 Long-Term Incentive Plan. On April 20, 2005, each non-employee director was awarded 2,660 restricted stock unit awards (“RSUs”) pursuant to the Plan. The awards each had an aggregate value of $40,000, based on the market value of the Company’s common stock as of the date of grant. One-fourth of the RSUs awarded under this plan vest on or near each of the first four anniversaries of the grant date, provided that, for directors who have served five or more years, the vesting of RSUs held for one year or more fully accelerates when the director departs from the Board. Each vested RSU entitles the director to receive one share of the Company’s common stock upon his departure from the Board.
      The Company’s 1994 Long-Term Incentive Plan provided for the grant of stock options to non-employee directors. Under this plan, non-employee directors received options to purchase 5,000 shares of the Company’s common stock upon joining the Board of Directors. Those directors continuing their service received options for 2,500 shares at the time of each annual meeting of shareholders. In each case, the exercise price of the options was set at the closing price of the Company’s common stock on the New York Stock Exchange on the day preceding the grant date. The options issued under this plan vested one year after the grant date and will expire upon the earlier of five years after the director’s retirement date or ten years after the grant date. The last grant of options to directors under this plan occurred in April 2003.
Corporate Governance
      The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”) to govern the conduct of all of the officers, directors and employees of the Company. The Board has also adopted Corporate Governance Principles, which detail the functions, activities and administration of the Board and its committees. The Board has adopted charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. The Code, Corporate Governance Principles, and committee charters can be accessed on the Investor Relations portion of the Company’s website at www.cashamerica.com. They are also available in print to any shareholder who requests copies from the Corporate Secretary. Under the Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee serves as presiding director in all meetings of non-management directors.
Director Independence
      The Board of Directors has determined that, with the exception of Daniel R. Feehan, President and CEO of the Company, and Jack R. Daugherty, Chairman of the Board and former CEO of the Company, all of its directors, including all of the members of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by the current New York Stock Exchange listing standards, all applicable rules and regulations of the Securities and Exchange Commission, and for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. In making its determination, the Board observes all criteria for independence established by the rules of the SEC and the New York Stock Exchange. In addition, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.
Procedure for Contacting Directors
      Shareholders may communicate with the Board generally or with a specific director at any time by writing to the Company’s Corporate Secretary at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102. The Secretary will review all messages received from shareholders and will forward any message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board. Communications will be sent as soon as practicable to the director to whom they are addressed; if addressed to the whole Board or to the non-management directors, the communications will be forwarded to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest will not be forwarded to the Board. The Secretary has the option, but not the obligation, to forward these other communications to appropriate persons within the Company.
Shareholder Nominations of Directors
      The Nominating and Corporate Governance Committee will consider director candidates meeting director qualification criteria who are suggested by directors, management, shareholders and search firms hired to identify and evaluate qualified candidates. Shareholders may submit recommendations in writing to the Corporate Secretary of the Company. The written recommendation must be received by the Secretary not later than December 1, 2006.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The Company’s common stock, par value $.10 per share, is its only outstanding class of equity securities.
Securities Owned by Principal Shareholders
      The following table sets forth information as of the dates below, with respect to each person or entity who is known to the Company as of the Record Date to be the beneficial owner of more than five percent (5%) of the Company’s common stock, based on a review of documents publicly filed with the Securities and Exchange Commission (the “SEC”).

Name and Address of	Amount of		Percent
Beneficial Owner	Beneficial Ownership		of Class

Wachovia Corporation	2,449,259	(1)	8.4%
One Wachovia Center Charlotte, NC 28288
Cardinal Capital Management, LLC	1,838,480	(2)	6.3%
One Fawcett Place Greenwich, CT 06830

(1)	According to a Schedule 13G amendment filed with the SEC on February 10, 2006, Wachovia Corporation has sole voting power with regard to 2,445,324 shares and has the sole right to dispose of 2,424,111 shares and a shared right to dispose of 10,373 shares.

(2)	According to a Schedule 13G filed with the SEC on February 10, 2006, Cardinal Capital Management beneficially owns 1,838,480 shares, has sole voting power with respect to 865,900 shares, and has the sole right to dispose of all 1,838,480 shares.

Securities Owned by Officers and Directors
      The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of the Record Date by its directors, nominees for election as directors, named executive officers, and all directors and executive officers as a group.

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)(2)		of Class

Daniel E. Berce	-0-
Jack R. Daugherty	19,800		*
A. R. Dike	35,589		.12%
Daniel R. Feehan	628,389		2.10%
James H. Graves	25,255		*
B. D. Hunter	38,208	(3)	*
Timothy J. McKibben	28,714		*
Alfred M. Micallef	7,089		*
James H. Kauffman	240,133		.81%
Thomas A. Bessant, Jr.	128,667		.43%
Jerry D. Finn	7,608		*
Michael D. Gaston	131,725	(4)	.44%
All Directors and Executive Officers as a group (14 persons)	1,398,624	(5)	4.56%

*	Indicates ownership of less than .1% of the Company’s common stock.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Except as otherwise indicated in this paragraph, the indicated percentages are based on 29,509,975 shares of common stock issued and outstanding on March 1, 2006. For those holding options and restricted stock units, the percentage ownership is calculated by also including as outstanding:

(a)	shares underlying such options that are presently purchasable or purchasable within the next sixty days;

(b)	unvested restricted stock units held by directors that vest within the next sixty days or whose vesting could accelerate upon the termination of a director’s Board service if that director has served on the Company’s Board of Directors for at least five continuous years and at least 360 days after the date of the restricted stock unit grant; and

(c)	vested restricted stock units whose delivery certain officers have elected to defer until after the termination of their employment.

The following shares are issuable under options that are exercisable within sixty days of March 1, 2006: Mr. Daugherty — 10,000 shares; Messrs. Dike and Hunter — 15,000 shares; Mr. Feehan — 369,357 shares; Mr. McKibben 20,000 shares; Mr. Micallef — 2,500 shares; Mr. Kauffman — 175,000 shares; Mr. Bessant — 83,100 shares; and Mr. Gaston — 103,406 shares.

Restricted stock units whose vesting could be accelerated upon a director’s termination of Board service, or whose delivery has been deferred until an officer’s termination of employment are: Messrs Daugherty, Dike, Graves, Hunter, McKibben and Micallef — 4,589 shares each; Mr. Feehan — 17,992 shares; Mr. Bessant — 1,641 shares; Mr. Finn — 4,816 shares; Mr. Kauffman — 10,572 shares; and Mr. Gaston — 7,756 shares. No officer or director currently intends to terminate his employment or Board service.

(3)	This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.

(4)	This amount includes 3,500 shares held by Mr. Gaston’s wife.

(5)	This amount includes 894,165 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options, 27,534 shares that directors would have the right to acquire through the accelerated vesting of restricted stock units if their Board service terminates, and 46,909 shares whose delivery officers have elected to defer until the termination of their employment.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
      The Company’s executive officers and directors are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the SEC. Based solely upon its review of the copies of such reports received by it, and written representations from individual directors and executive officers, the Company believes that during 2005 all officers and directors complied with these filing requirements, except that Thomas A. Bessant, Jr. filed a Form 5 in 2006 to report a 2005 reallocation within his 401(k) that he had not previously reported.
EXECUTIVE COMPENSATION
      The following sets forth information for each of the Company’s last three fiscal years concerning the compensation of the Company’s Chief Executive Officer and each of the other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year.
Summary Compensation Table

						Long-Term Compensation Awards
	Annual Compensation
						Restricted	Securities
				Other Annual		Stock Unit	Underlying	All Other
		Salary	Bonus	Compensation		Awards	Options/SAR	Compensation
Name and Principal Position	Year	($)	($)	($)		($)(3)(4)	(#)	($)(5)

Daniel R. Feehan	2005	486,540	164,004	89,812	(1)	359,171	—	96,812
CEO and President	2004	487,854	372,545	74,000	(2)	373,297	—	98,036
	2003	458,604	486,100	—		1,138,685	62,500	116,061
James H. Kauffman	2005	287,450	77,515			152,786	—	55,710
Executive VP —	2004	288,250	176,098	—		158,829	—	53,817
Financial Services	2003	270,921	229,735	—		377,100	25,000	54,764
Thomas A. Bessant, Jr.	2005	254,400	68,601			135,206	—	44,981
Executive VP — CFO	2004	245,615	149,032	—		130,325	—	43,725
	2003	222,384	188,593	—		236,587	50,000	38,350
Jerry D. Finn	2005	254,400	68,601	—		135,206	—	41,779
Executive VP —	2004	237,538	143,227	—		121,600	—	42,643
Pawn Operations	2003	207,528	175,974	—		341,775	25,000	40,006
Michael D. Gaston	2005	223,350	60,229	—		118,702	—	42,181
Executive VP —	2004	219,500	136,780	—		123,336	—	42,130
Business Development	2003	210,329	178,357	—		263,816	25,000	39,478

(1)	Consists of professional fee allowance ($59,282), auto allowance ($18,000); Medical Allowance ($1,139); life insurance ($1,196) and Executive Fringe ($10,195).

(2)	Consists of professional fee allowance ($45,413), auto allowance ($18,692), Executive Fringe ($8,010), and Medical Allowance ($1,885).

(3)	For 2005, the Company granted 13,362, 5,684, 5,030, 5,030, and 4,416 restricted stock units to Messrs. Feehan, Kauffman, Bessant, Finn and Gaston, respectively, each valued at the market price of the Company’s common stock as of January 26, 2005, the date of grant. One-fourth of the restricted stock units vest on or near each of the first four anniversaries of the grant date.

For 2004, the Company granted 16,344, 6,954, 5,706, 5,324, and 5,400 restricted stock units to Messrs. Feehan, Kauffman, Bessant, Finn and Gaston, respectively, each valued at the market price of the Company’s common stock as of January 21, 2004, the date of grant. One-fourth of the restricted stock units vest on or near each of the first four anniversaries of the grant date.

For 2003, the Company granted 59,214, 19,610, 12,303, 17,773 and 13,719 restricted stock units to Messrs. Feehan, Kauffman, Bessant, Finn, and Gaston respectively, each valued at the market price of the Company’s common stock as of December 22, 2003, the date of grant. For holders at age 50 or older on the grant date, the units vest in equal installments over the number of whole and fractional 12-month periods between the grant date and the date on which the holder reaches age 65, provided the holder is a Company employee on the vesting date. For holders who were under age 50 on the grant date, 1/15th of the units vest on or near each grant date anniversary, provided the holder is a Company employee on the vesting date.

(4)	At December 31, 2005, Messrs. Feehan, Kauffman, Bessant, Finn and Gaston held 88,920, 32,248, 21,612, 26,796 and 23,535 restricted stock units, respectively. Based on the closing price of the Company’s common stock on that date, the values of their units on December 31, 2005 were $2,062,055, $747,831, $501,182, $621,399 and $545,777, respectively. Holders of restricted stock units do not receive dividends unless and until they receive the underlying shares.

(5)	The amounts disclosed in this column for 2005 include:

(a)	Company contributions of the following aggregate amounts under the Company’s 401(k) Savings Plan and Nonqualified Savings Plan on behalf of Mr. Feehan: $22,302; Mr. Kauffman: $7,561; Mr. Bessant: $10,461; Mr. Finn: $6,735; and Mr. Gaston: $9,378.

(b)	Company contributions of the following amounts under the Company’s Supplemental Executive Retirement Plan, adopted effective January 1, 2003, on behalf of Mr. Feehan: $73,326; Mr. Kauffman: $40,503; Mr. Bessant: $34,160; Mr. Finn: $32,722; and Mr. Gaston: $31,457.

(c)	Payment by the Company of premiums for term life insurance on behalf of Mr. Feehan: $1,184; Mr. Kauffman: $7,646; Mr. Bessant: $360; Mr. Finn: $2,322 and Mr. Gaston: $1,346.
      The following table provides information concerning option exercises during 2005 and the value of unexercised options held by each of the named executive officers at the end of the Company’s last fiscal year.
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End (#)	FY-End ($)(1)

	Shares Acquired		Exercisable/	Exercisable/
Name	on Exercise (#)	Value Realized ($)	Unexercisable	Unexercisable

Daniel R. Feehan	60,810	893,735	447,676/ -0-	6,009,248/ -0-
James H. Kauffman	—	—	175,000/ -0-	2,307,062/ -0-
Thomas A. Bessant, Jr.	—	—	83,100/ -0-	1,190,002/ -0-
Jerry D. Finn	12,500	249,250	-0-/ -0-	-0-/ -0-
Michael D. Gaston	—	—	103,406/-0-	1,331,814/ -0-

(1)	Values stated are based upon the closing price of $23.19 per share of the Company’s common stock on the New York Stock Exchange on December 31, 2005, the last trading day of the fiscal year.
Management Development and Compensation Committee Report
      The Management Development and Compensation Committee (the “Committee”) establishes compensation guidelines and targets based upon the performance of the Company and its individual executive officers.
      Overall Executive Compensation Policies. The Committee’s basic philosophy concerning the Company’s executive compensation program is that the compensation of the Company’s executives be linked closely to the financial interests of the Company’s shareholders, particularly to their respective contributions toward enhancing shareholder value. In accordance with that philosophy, the executive compensation program focuses on the following policy objectives:

•	Attracting and retaining qualified executives critical to the long-term success of the Company.

•	Tying executive compensation to the Company’s general performance and specific attainment of long-term strategic goals.

•	Rewarding executives for contributions to strategic management designed to enhance long-term shareholder value.

•	Providing incentives that align the executives’ interests with those of the Company’s shareholders.
      Elements of Executive Compensation. The Company’s executive compensation program consists of the following elements:

•	Base salary;

•	Short-term incentive compensation paid in cash; and

•	Equity-based long-term incentive compensation.
      Base Salary. The Committee sets the annual salary of the Company’s Chief Executive Officer and reviews the annual salaries of the other executive officers. In setting these annual salaries, the Committee considers the minimum salaries set forth in the Chief Executive Officer’s employment contract, the level and scope of the executive’s responsibility, experience and performance, the internal fairness and equity of the Company’s overall compensation structure, and the relative compensation of executives in similar positions in the marketplace. The Committee relies on compensation surveys and other comparative information about the executive compensation marketplace provided by an outside compensation consulting firm. These surveys include a broad collection of U.S. companies in a variety of industries, although the Committee believes that the companies included in the peer group described in the “Performance Graph” following this report may not be included in the compensation surveys that the Committee uses. The Company’s executive compensation program is designed to position an executive’s base salary at the 50th percentile of the competitive market and to position total cash compensation, including annual performance incentives, at the 75th percentile of the competitive market.
      Short-Term Incentive Compensation. All Company employees, including executive officers, are eligible to receive annual incentive cash bonuses, depending on the extent to which the Company’s operating performance for the year exceeds that of the previous year. If the Company’s operating performance reaches a specified threshold target under the financial plan, then the employees’ bonuses are equal to certain percentages of their annual base salaries. The bonus amount increases to the extent the Company’s operating performance exceeds the financial plan. The target bonus percentage for an individual employee depends upon the employee’s position with the Company. The target percentages for the Company’s officers are: Chief Executive Officer — 50%; Executive Vice Presidents — 40%; Senior Vice Presidents — 30%; other Vice Presidents — 25%. The Committee sets the target bonus percentages for officers early in the year. All incentive payments for the year are subject to Board approval early in the following year.
      Long-Term Incentive Compensation. The Company’s executive officers and other senior officers are eligible to receive stock-based long-term incentive compensation awards. The Company’s 2004 Long-Term Incentive Plan allows for several forms of stock-based long-term incentive compensation. This long-term incentive compensation is designed to strengthen the link between improvement in the Company’s long-term financial results and increases in shareholder value.
      Beginning in 2004, the long-term incentive awards have been in the form of restricted stock units that vest over the four year period following the grant. One-fourth of the units vest on or near each of the first four anniversaries of the grant date, and each vested unit entitles the holder to receive a share of the Company’s common stock. This arrangement rewards effective management that results in long-term increases in the Company’s stock price.

      The number of restricted stock units that may be awarded to executive officers and other officers is determined by dividing a specified percentage of the officer’s annual base salary by the average stock price during the 20 days ending on the date the restricted stock units are granted. The Committee sets the applicable percentage early in the year; for an individual officer, that percentage will depend upon the officer’s position with the Company. The full Board approves the award of restricted stock units early in the following year.

Deductibility Cap on Executive Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for annual compensation paid to a corporation’s chief executive officer and certain other highly compensated officers in excess of $1,000,000 unless the compensation qualifies as “performance-based” or is otherwise exempt under the law. The Committee has taken action where possible and considered appropriate to preserve the deductibility of compensation paid to the Company’s executive officers. The Committee may, however, award compensation, either under the 2004 Long-Term Incentive Plan or otherwise, that might not be fully tax deductible when such grants are nonetheless in the best interest of the Company and its shareholders.

Chief Executive Officer Compensation For 2005
      The compensation of Daniel R. Feehan, Chief Executive Officer of the Company, is based primarily on his rights under his employment agreement. Under that agreement, Mr. Feehan’s minimum base salary was $433,000. The Committee approved an increase in Mr. Feehan’s annual base salary from $478,170 to $494,910 or 3.5%, at the same time in 2005 that other Company officers received merit increases in their base salaries.
      The Committee believes that the total cash compensation paid to Mr. Feehan was appropriate in light of the Company’s accomplishments in 2005, which included record revenues and earnings, guiding the successful and timely creation of an alternative cash advance product in response to the adoption by the Federal Deposit Insurance Corporation of rules that adversely affected the Company’s ability to make cash advances on behalf of third party banks, and addressing the disruption to the Company’s business caused by Hurricanes Katrina and Rita.
      These 2005 accomplishments also support the Committee’s belief that the 2005 cash compensation paid to the Company’s other executive officers was set at appropriate levels.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
B. D. Hunter, Chairman
A. R. Dike
Alfred M. Micallef
      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report, the Performance Graph in this Proxy Statement, and other matters permitted to be excluded pursuant to rules of the Securities and Exchange Commission shall not be incorporated by reference into any such filings.
Compensation Committee Interlocks and Insider Participation
      No member of the Management Development and Compensation Committee of the Board of Directors is an officer, former officer, or employee of the Company or any subsidiary of the Company or has any interlocking relationship with another entity requiring disclosure.
Employment Contracts, Termination of Employment and Change-in-Control Arrangements
      Employment Agreement with Daniel R. Feehan. Mr. Feehan’s employment agreement, which was due to expire April 30, 2006, has been extended for an additional year, until April 30, 2007. The Board of Directors determines his compensation annually, subject to minimum annual compensation of $433,000. The agreement includes Mr. Feehan’s covenant not to compete with the Company during the term of his employment and for a period of three years thereafter.
      Under the employment agreement, if the Company terminates Mr. Feehan other than for cause, it will pay him the remainder of his then-current year’s salary plus an amount equal to his then-current salary for the greater of three years or the remainder of the agreement term, with that amount payable in thirty-six equal monthly installments. If he resigns or is terminated other than for cause within twelve months after a “change in control” of the Company (as his employment agreement defines that term), he will be entitled to (1) earned and unpaid salary, (2) a pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year, (3) a lump sum equal to three times his annual salary, (4) a lump sum equal to three times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year, (5) immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, (6) continued health benefits for thirty-six months, and (7) executive placement services from an executive search/placement firm. The Company would also be obligated to pay him an amount sufficient to cover the costs of any excise tax that may be triggered by the payments described in the preceding sentence, plus an amount sufficient to cover the additional state and federal income, excise, and employment taxes that may arise on this additional payment.
      Jack R. Daugherty. In conjunction with his retirement from the position of Chief Executive Officer of the Company, Mr. Daugherty entered into an amended and restated employment agreement with the Company effective February 1, 2000. This agreement expired January 31, 2005. His annual compensation under the agreement was $200,000. The agreement included Mr. Daugherty’s covenant not to compete with the Company during the term of his employment and for a period of three years thereafter.
      Executive Change-in-Control Agreements. On December 22, 2003, the Company entered into Executive Change-in-Control Severance Agreements with each of its then-executive vice presidents, including Thomas A. Bessant, Jr., Robert D. Brockman, Jerry D. Finn, Michael D. Gaston, William R. Horne and James H. Kauffman. These agreements provide that if the executive is terminated other than for cause within twenty-four months after a “change in control” of the Company (as the agreements define that term), then the executive will be entitled to (1) earned and unpaid salary, (2) a pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year, (3) a lump sum equal to two times the executive’s annual salary, (4) a lump sum equal to two times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year, (5) immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, (6) continued health benefits for twenty-four months, and (7) executive placement services from an executive search/ placement firm. The Company would also be obligated to pay the executive an amount sufficient to cover the costs of any excise tax that may be triggered by the payments referred to in the preceding sentence, plus an amount sufficient to cover his additional state and federal income, excise, and employment taxes that may arise on this additional payment.

Performance Graph
      The following Performance Graph shows the changes over the past five-year period in the value of $100 invested in: (1) the Company’s common stock, (2) the Standard & Poor’s 500 Index, and (3) the common stock of a peer group of companies whose returns are weighted according to their respective market capitalizations. The values of each investment as of the beginning of each year are based on share price appreciation and the reinvestment of dividends. The 2005 peer group consists of the other publicly traded companies that are in the pawnbroking industry. For 2006, the peer group has been expanded to include other publicly traded companies in the cash advance business, since the Company has expanded its cash advance activities and other financial services. With these additional companies, the 2006 peer group is more representative and complete than was the 2005 peer group.
TOTAL RETURN PERFORMANCE

	Period Ending

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Cash America International, Inc.	100.00	195.60	220.35	492.61	701.59	549.92
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
Cash America 2006 Peer Group*	100.00	119.56	151.06	365.66	679.45	465.63
Cash America 2005 Peer Group**	100.00	218.04	348.96	875.15	1425.42	1510.27

*	The Cash America 2006 Peer Group includes First Cash Financial Services, Inc., EZCORP, Inc., Dollar Financial Corp., ACE Cash Express, Inc., QC Holdings, Inc., and Advance America, Cash Advance Centers, Inc.

**	The Cash America 2005 Peer Group includes First Cash Financial Services, Inc. and EZCORP, Inc.

Transactions with Management and Directors
      The Board of Directors of the Company adopted an officer stock loan program in 1994, modified the program in 1996 and in 2001, and discontinued the program in 2002 with no further principal advances to be made. The purpose of the program was (i) to facilitate and encourage the ownership of Company common stock by its officers and (ii) to establish the terms for stock loan transactions with officers. Participants in the program could utilize loan proceeds to acquire and hold Company common stock by means of option exercises or otherwise. The stock held as a result of the loan is pledged to the Company to secure the obligation to repay the loan. At its July 24, 2002 meeting, the Board further modified the program as follows: the interest rate on all outstanding loans was set at a fixed rate of six percent (6%) per year; all outstanding loans were converted to a five-year maturity date with all principal and interest due at maturity; and all of the prior triggering events that could cause the loan to become a nonrecourse obligation to the borrower, except for a “change in control” of the Company, were eliminated. As of March 22, 2006, Messrs. Feehan and Bessant had stock loans outstanding under this program in the respective aggregate principal and accrued interest amounts of $506,116 and $444,166.
      In November 2005, the Company acquired the assets of three pawnshops from Ace Pawn, Inc., a corporation controlled by the Company’s Chairman of the Board, Jack R. Daugherty, for a total purchase price of $3,060,000. Ace had acquired these assets from the Company in 1999 and had operated the pawnshops as a franchisee of the Company. The purchase price was determined by independent appraisal and was approved by the Company’s Board of Directors, with Mr. Daugherty abstaining.
AUDIT COMMITTEE REPORT
      The Committee. The Audit Committee consists of three non-employee, independent directors: James H. Graves, Timothy J. McKibben and Alfred M. Micallef. Mr. Graves chairs the Committee. The Board has determined that each Committee member is “independent,” as the Securities Exchange Act of 1934, as amended, and current NYSE listing standards define that concept, and that each is financially literate. The Board has also determined that Mr. Graves qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
      Audit Committee Responsibilities. The Committee’s function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and the independent registered public accounting firm on the basis of information it receives, discussions with management and the independent registered public accounting firm. The Committee’s role is not intended to duplicate or certify the activities of management or the independent registered public accounting firm.
      The Committee has adopted, and annually reviews, a charter outlining the practices it follows. The Committee’s principal responsibilities include:

•	reviewing the Company’s financial statements and financial reporting and accounting policies with management and the independent registered public accounting firm;

•	reviewing the scope of the annual audit and reports and recommendations submitted by the independent registered public accounting firm;

•	overseeing the relationship with the Company’s independent registered public accounting firm, including engaging, replacing or discharging that firm, reviewing that firm’s independence, qualifications, services, fees, and performance, and pre-approving all professional services that such firm provides; and

•	reviewing and overseeing the Company’s internal audit and compliance functions.
      The charter was attached to the Proxy Statement for the Company’s 2004 Annual Meeting and is also available in the “Corporate Governance” portion of the “Investor Relations” section of the Company’s website, www.cashamerica.com.

      Audit Committee Report. During 2005, the Committee met regularly and held many discussions with management, the independent registered public accounting firm and the Company’s internal auditors. During these meetings and in meetings this year concerning the Company’s annual report on Form 10-K for the year ended December 31, 2005, the Committee has:

•	reviewed and discussed the audited financial statements included in the Form 10-K with management and the Company’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

•	reviewed and discussed with the independent registered public accounting firm its judgments as to the quality (and not just the acceptability) of the Company’s accounting policies;

•	received the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”;

•	discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, AU §380”;

•	discussed with senior management, the independent registered public accounting firm and internal auditors the process used for the chief executive officer and chief financial officer to make the required certifications in connection with the 10-K and other periodic SEC filings; and

•	met with management periodically during the year to consider the adequacy of the Company’s internal controls and compliance functions and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.
      In accordance with its policy that the Committee pre-approve all professional services provided by the independent registered public accounting firm, the Committee has determined that the non-audit services provided by the independent registered public accounting firm to the Company (discussed above under “Independent Registered Public Accounting Firm”) are compatible with the independent registered public accounting firm’s independence.
      The Committee continues to monitor the performance and reports of the Company’s internal auditors, review staffing levels and oversee steps taken to implement recommended improvements in internal controls and procedures.
      Committee members are not accountants, auditors, Company employees or experts in the accounting or auditing fields. Accordingly, the Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements. The Committee’s considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

      In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements of the Company and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm.
AUDIT COMMITTEE
James H. Graves, Chairman
Timothy J. McKibben
Alfred M. Micallef
      This Audit Committee Report does not constitute “soliciting material” and shall not be deemed to be “filed” or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference therein.
SUBMISSION OF SHAREHOLDER PROPOSALS
      Any proposal to be presented by a shareholder at the Company’s 2007 Annual Meeting of Shareholders (whether in accordance with Securities and Exchange Commission Rule 14a-8 or otherwise) must be presented to the Company by no later than December 1, 2006. Any such proposal must be sent in writing to the Corporate Secretary of the Company at the Company’s address set forth at the beginning of this Proxy Statement.
* * * *
      It is important that you return your proxy promptly to avoid unnecessary expense to the Company. Therefore, regardless of the number of shares of stock you own, please promptly date, sign and return the enclosed proxy in the enclosed reply envelope.

By Order of the Board of Directors,

J. Curtis Linscott
Secretary
March 31, 2006

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	ELECTION OF DIRECTORS,	FOR	WITHHOLD
		all nominees listed	AUTHORITY
	Nominees:	(except as marked	to vote for all
	01 Daniel E. Berce	to the contrary)	nominees listed
	02 Jack R. Daugherty 03 A. R. Dike 04 Daniel R. Feehan 05 James H. Graves 06 B. D. Hunter 07 Timothy J. McKibben 08 Alfred M. Micallef	☐	☐

For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Pricewaterhouse- Coopers LLP as independent registered public accounting firm for the year 2006.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲     FOLD AND DETACH HERE     ▲

CASH AMERICA INTERNATIONAL, INC.
Proxy Solicited on Behalf of the Board of Directors of
the Company for Annual Meeting April 26, 2006
The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and J. Curtis Linscott, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. (the “Company”) to be held in Fort Worth, Texas on April 26, 2006, and at any adjournment thereof, all of the stock of the Company standing in my name as of the record date of March 1, 2006 on all matters coming before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this Card.
(Continued and to be marked, dated and signed, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲     FOLD AND DETACH HERE     ▲